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          First Union Real Estate Equity and Mortgage Investments
          -------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

                           Gotham Partners, L.P.
          -------------------------------------------------------
                  (Name of Person Filing Proxy Statement)

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FOR IMMEDIATE RELEASE
---------------------

Contacts:   Bill Ackman       or       George Sard/David Reno/Fred Bratman
            David Berkowitz            Sard Verbinnen & Co.
            Gotham Partners            (212) 687-8080
            (212) 286-0300

        GOTHAM PARTNERS SAYS FIRST UNION PROHIBITED FROM MAKING
            PAYMENTS TO FORMER CHAIRMAN AND CEO MASTANDREA

     NEW YORK, MAY 19, 1998 -- Gotham Partners today released the following letter sent yesterday to the Board of Trustees of First Union Real Estate (NYSE:FUR) following First Union's announcement that it had terminated the employment of Chairman, President and CEO James C. Mastandrea.


Board of Trustees
c/o Mr. Steven Edelman, Acting Chief Executive Officer
First Union Real Estate Equity
  and Mortgage Investments
55 Public Square
Suite 1900
Cleveland, Ohio  44113

Dear Sirs:

     We have reviewed First Union's press release, dated May 18, 1998, announcing the termination of the employment of James C. Mastandrea. To the extent that, as a result of such termination, Mr. Mastandrea is to receive anything more than he would have if he were terminated for cause, we will seek to hold personally liable all those who participated in this action.

     Furthermore, under the order issued by the Court of Common Pleas, Cuyahoga County, Ohio, on March 31, 1998, First Union is prohibited from making any payments arising under Mr. Mastandrea's employment contract or otherwise to Mr. Mastandrea in respect of any benefits or compensation arrangement. The order states in relevant part that "[t]here will be no employment benefits or compensation outside the ordinary course of business and no transfer of assets not for fair value" by First Union pending the seating of Trustees following the Special Meeting on May 19, 1998. Any payment referenced in the first sentence of this paragraph, including any transfer of funds into an escrow account for the benefit of Mr. Mastandrea, would constitute both employment benefits or compensation outside the ordinary course of business and a transfer of assets not for fair value, and would therefore be prohibited by the order. Please confirm in a writing by noon on May 19, 1998, First Union's intention not to make any payment described in the first sentence of this paragraph. In the absence of such confirmation, we shall be required to seek Judge McGinty's intervention.

     Please also note that Gotham took the position in its motion for preliminary injunction made on March 30, 1998, and continues to take the position, that all decisions made by the Board of Trustees or any committee thereof after January 8, 1998 are unlawful to the extent that they have the purpose or effect of bestowing any benefits upon any First Union Trustee, officer or employee, including without limitation the amendment to Mr. Mastandrea's employment contract and any policies, practices or procedures acted on by the Trustees on or about March 23, 1998 concerning employee severance and accelerated vesting of options and restricted shares.

     In addition, the press release does not present all material information relating to the termination of Mr. Mastandrea's employment and therefore violates the SEC's disclosure rules. Gotham hereby requests that you provide to Gotham immediately all relevant information in connection with such termination. Among other things, you should provide us with a copy of any letter of termination, the minutes of any meeting of the Board of Trustees or any committee thereof relating to the termination, any communications between the Board of Trustees or any committee thereof and Mr. Mastandrea, and any documents or other materials considered by the Board of Trustees in connection with the termination.

                                          Sincerely,

                                          GOTHAM PARTNERS, L.P.



     Gotham has proposed expanding First Union's Board of Trustees from nine to 15 members, and has nominated a slate to fill the nine seats that would be up for election at today's Special Meeting if the proposal is adopted.

     Gotham Partners is a private investment partnership. First Union is a stapled-stock real estate investment trust (REIT).

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